Exhibit 99.2

For immediate release

Young Broadcasting Extends the Consent Payment Deadline in Connection with its Tender
Offer And Consent Solicitation For Its Outstanding 8-1/2% Senior Notes due 2008

New York, NY, April 25, 2005 — YOUNG BROADCASTING INC. (“YBI”) (NASDAQ: YBTVA) announced today that it has extended the consent payment deadline relating to its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to its $246,890,000 outstanding principal amount of 8-1/2% Senior Notes due 2008 (the “Notes”).  The consent payment deadline, which was scheduled to expire at 5:00, p.m., New York City time, on April 22, 2005, has been extended to 5:00 p.m., New York City time, on April 25, 2005, unless further extended. As of 5:00 p.m., New York City time, on April 22, 2005, YBI had received valid tenders of Notes from holders of approximately 49.15% or $121,339,000 aggregate principal amount of Notes outstanding.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on May 9, 2005, unless extended or earlier terminated. The terms of the Offer are more fully described in the Offer to Purchase for Cash and Consent Solicitation Statement (the “Offer to Purchase”) and related Letter of Transmittal and Consent, each dated April 11, 2005.  This announcement amends and supplements the Offer to Purchase solely with respect to the consent payment deadline. All other terms and conditions of the Offer to Purchase remain in full force and effect.

Holders of Notes that have previously delivered consents are not required to redeliver such consents or take any other action in response to this extension.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any Notes. The Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal and Consent.

YBI has retained Wachovia Securities, Lehman Brothers and Merrill Lynch to serve as the dealer managers and solicitation agents for the Offer. Questions regarding the Offer may be directed to Wachovia Securities at (704) 715-8341 or (866) 309-6316, to Lehman Brothers at (212) 528-7581 or (800) 438-3242 or to Merrill Lynch at (212) 449-4914 or (888) ML4-TNDR.  Requests for documents in connection with the Offer may be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 or (866) 470-3900.

YBI owns ten television stations and the national television sales representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070